UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On October 29, 2012, American Water Capital Corp. (“AWCC”), a wholly-owned finance subsidiary of American Water Works Company, Inc. (“American Water”), entered into a credit agreement (the “Credit Agreement”) with each of the initial lenders named therein as Lenders, Wells Fargo Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A, as Syndication Agent and PNC Bank, N.A. and The Royal Bank of Scotland plc, as Co-Documentation Agents. The new credit agreement provides a revolving credit facility of $1 billion and includes a $150 million sublimit for letters of credit and a $100 million sublimit for swingline loans. Subject to certain conditions, AWCC has the option to increase the revolving commitment by up $250 million, provided that it obtains a written consent for the increase from each Lender that is increasing their commitment. The new unsecured credit facility may be used to provide ongoing working capital and for other general corporate purposes.

The Credit Agreement replaced AWCC’s previous credit agreement, under which AWCC most recently was provided a $685 million unsecured revolving line of credit. The previous agreement was scheduled to expire in September 2013.

Interest on AWCC’s borrowings under the Credit Agreement will be based, at AWCC’s option, upon either (i) the Base Rate (generally equal to the highest of (a) the federal funds rate plus 0.5 percent, (b) Wells Fargo Bank’s prime rate and (c) a one month LIBOR-based rate plus 1.00 percent) plus an applicable interest margin (initially, 0.00 percent) or (ii) the LIBOR rate (generally, a LIBOR-based rate over one of several designated periods of up to six months (or up to 12 months, if available to all Lenders) specified by AWCC, plus an applicable interest margin (initially, 1.00 percent). The applicable interest margin will be adjusted periodically beginning in the third quarter of 2013. Depending upon AWCC’s credit rating, the applicable interest margin may range from 0.00 percent to 0.475 percent for Base Rate loans and from 0.800 to 1.475 percent for LIBOR rate loans. In addition, AWCC will pay a facility fee, initially 0.125 percent per annum, on the full amount of the revolving commitments. The applicable facility fee will be adjusted periodically. Depending upon AWCC’s credit rating, the facility fee may range from 0.075 percent to 0.275 percent per annum.

Loans under the Credit Agreement will have the benefit of a support agreement, dated June 22, 2000 and amended on July 26, 2000, between American Water and AWCC (the “Support Agreement”). Under the Support Agreement, which is the functional equivalent of a guaranty, American Water has agreed to pay to any debt investor or lender any principal or interest owed by AWCC to such debt investor or lender that AWCC fails to pay on a timely basis.

The Credit Agreement contains customary affirmative and negative covenants, applicable to American Water, AWCC and significant and/or all subsidiaries. Under the Credit Agreement, AWCC is required to cause American Water to maintain a ratio of Consolidated Total Debt (as defined in the Credit Agreement) to Consolidated Total Capitalization (as defined in the Credit Agreement), of no more than 70 percent.

The Credit Agreement also contains customary events of default, including without limitation, non-payment of obligations under the revolving credit facility; material inaccuracy of any representation or warranty; non-performance of covenants and obligations under the Credit Agreement; default on other material debt; non-performance of certain covenants and obligations in the Support Agreement; bankruptcy or insolvency of American Water, AWCC or any significant subsidiary; and actual or asserted invalidity or unenforceability of a material provision of the Support Agreement.

The Credit Agreement expires in October 2017 (subject to up to two 1-year extensions at the request of AWCC, provided that Lenders collectively holding more than 50 percent of outstanding loans and unfunded commitments consent).

Certain parties to the Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to AWCC and American Water from time to time. The foregoing summary of the Credit Agreement and Support Agreement are qualified in all respects by reference to the Credit Agreement and the Support Agreement, which are filed as Exhibits 99.1 and 99.2 hereto.

Item 1.02.	Termination of a Material Definitive Agreement

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02. On October 29, 2012, in connection with its entry into the Credit Agreement, AWCC terminated its credit agreement, dated September 15, 2006, with the financial institutions named therein as Lenders, JPMorgan Chase Bank, N.A. as Administrative Agent, Citibank, N.A. as Syndication Agent and J.P. Morgan Securities, Inc. and Citigroup Global Markets, Inc., as Co-Lead Arrangers. Under the terms of this credit agreement, AWCC paid a variable rate of interest, which at termination of the agreement was LIBOR-based rate plus a margin of 0.225 percent on the outstanding balance, and an annual commitment fee of 0.075 percent on the total capacity under the related credit facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Credit Agreement date October 29, 2012, between American Water Capital Corp., each of the initial lenders named therein as Lenders, Wells Fargo Bank, N.A. as administrative agent, JP Morgan Chase Bank, N.A, as syndication agent and PNC Bank, N.A. and The Royal Bank of Scotland plc, as co-documentation agents.

99.2	Support Agreement, as subsequently amended, dated June 22, 2000, by and between American Water Works Company, Inc. and American Water Capital Corp. (incorporated by reference to Exhibit 10.3 to American Water Capital Corp.’s Registration Statement on Form S-1, File No. 333-145757-01, and American Water Works Company, Inc.’s Registration Statement on Form S-1, File No. 333-145757, filed October 11, 2007).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2012	By:	/s/ Ellen C. Wolf
Ellen C. Wolf
Senior Vice President and Chief Financial Officer